                          NEW ENGLAND BANCSHARES, INC.
                               855 Enfield Street
                                Enfield, CT 06082

For Immediate Release

CONTACT:  Scott D. Nogles, Chief Financial Officer
          (860) 253-5200

              New England Bancshares, Inc. Reports Earnings for the
                  Three and Six Months Ended September 30, 2008

ENFIELD, CT, October 29, 2008 - New England Bancshares, Inc. (the "Company") (NASDAQ GM: NEBS), the holding company for Enfield Federal Savings and Loan Association and Valley Bank, reported a net loss for the quarter ended September 30, 2008 of $2.0 million, or $0.35 per diluted share as compared to net income of $247,000, or $0.04 per diluted share, reported for the same quarter a year ago. The Company reported a net loss of $1.5 million, or $0.27 per diluted share, for the six months ended September 30, 2008 as compared to net income of $296,000, or $0.05 per diluted share, for the six months ended September 30, 2007. During the quarter and six months ended September 30, 2008 the Company took a $2.5 million charge for an other-than-temporary impairment on investments described below; the Company did not record a tax benefit related to the charge. During the six months ended September 30, 2007, the Company sold $6.4 million of securities, recording a loss of $222,000 ($199,000 on an after-tax basis), as it restructured its balance sheet to provide a better yield on investments.

David O'Connor, the Company's Chief Executive Officer explained, "Exclusive of the other-than-temporary impairment charge we are pleased with the Company's core earnings growth, and robust deposit, loan and asset increases. Enfield Federal Savings and Loan Association and Valley Bank remain financially secure and our capital remains above `well capitalized' levels as defined by our regulators."

NET INTEREST AND DIVIDEND INCOME IMPROVES OVER PRIOR YEAR
Net interest and dividend income for the three and six months ended September 30, 2008 increased by $299,000, or 8.2%, and $1.8 million, or 29.5%, respectively, compared to the three and six months ended September 30, 2007. The increase for the quarter was primarily due to a $72.8 million increase in average interest earning assets, partially offset by a $77.5 million increase in average interest bearing liabilities. The Company's net interest margin for the quarter ended September 30, 2008 was 3.38% compared to 3.59% in the year earlier period.

LOANS AND DEPOSITS GROW
At September 30, 2008, total assets were $541.5 million, an increase of $23.3 million, or 4.5%, from March 31, 2008. Net loans outstanding increased $17.3 million, or 4.7%, to $389.1 million at September 30, 2008 compared to March 31, 2008. The increase in loans was primarily due to an increase of $2.6 million in commercial mortgage loans, a $13.5 million increase in commercial loans and a $4.0 million increase in residential mortgage loans, partially offset by a $2.8 million decrease in construction loans. At September 30, 2008 commercial real estate and commercial loans accounted for 52.5% of the loan portfolio. Total deposits increased $24.3 million, or 6.6%, to $394.6 million at September 30, 2008 from $370.3 million at March 31, 2008. Federal Home Loan Bank advances increased $1.8 million, or 2.8%, to $63.7 million at September 30, 2008 compared to $61.9 million at March 31, 2008.

NONINTEREST (CHARGE) INCOME
Noninterest charge for the three months ended September 30, 2008 was $2.0 million compared to noninterest income of $432,000 for the prior year quarter. Affecting noninterest charge for the three and six months ended September 30, 2008 was an other-than-temporary impairment charge of $2.5 million. The Company had a $1.7 million charge on pass-through auction rate securities issued by trusts with assets consisting solely of Fannie Mae and Freddie Mac preferred stock, which had a carrying value of $1.8 million at June 30, 2008. In addition, the Company recorded an $810,000 charge related to three pass-through auction rate securities issued by trusts with assets consisting solely of corporate preferred stock, which had a carrying value at June 30, 2008 of $1.6 million. Affecting noninterest income for the six months ended September 30, 2007 was a $225,000 loss on sale of investments, of which $222,000 was related to the sale of two mutual funds totaling $6.4 million. The Company recognized increases in service charges on deposit accounts and increases in the cash surrender values of life insurance policies in the current year periods.

INCOME TAX EXPENSE
Income tax expense decreased from $184,000 for the three months ended September 30, 2007 to $178,000 for the three months ended September 30, 2008. Currently, the impairment charges described above are recorded as capital losses. Since the Company has no existing capital gains and does not expect to generate capital gains in the future, the Company has established a full valuation allowance against the calculated tax benefit attributable to the impairment charges, resulting in no recognized tax benefit related to the impairment charges. The effective tax rate for the three months ended September 30, 2007 was 42.7% compared to 27.1% for the current year period excluding the non-deductible impairment charges described above. The decrease in the effective tax rate is due primarily to an increase in the percentage of non-taxable income to pre-tax income recorded by the Company.

Statements contained in this news release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. Subject to applicable laws and regulation, the Company does not undertake - and specifically disclaims any obligation - to publicly release the results of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

New England Bancshares, Inc. is headquartered in Enfield, Connecticut, and operates Enfield Federal Savings and Loan Association with eight banking centers servicing the communities of Enfield, Manchester, Suffield, East Windsor, Ellington and Windsor Locks and Valley Bank with four banking centers serving the communities of Bristol, Terryville and Southington. For more information regarding Enfield Federal Savings and Loan Association's products and services, please visit www.enfieldfederal.com and for more information regarding Valley Bank's products and services, please visit www.valleybankct.com.

                               Statistical Summary
                                   (unaudited)
                  (dollars in thousands, except per share data)

Income Statement Data                    Three Months Ended    Six Months Ended
                                            September 30,       September 30,
                                         ------------------   ------------------
                                          2008       2007      2008       2007
                                         -------    -------   -------    -------
Net interest and dividend income         $ 3,955    $ 3,656   $ 7,832    $ 6,048
Provision for loan losses                    159        108       307        170
Non-interest (charge) income              (1,994)       432    (1,527)       402
Non-interest expense                       3,618      3,549     7,162      5,652
Net (loss) income                         (1,994)       247    (1,542)       296
(Loss) earnings per share:
   Basic                                 $ (0.35)   $  0.04   $ (0.27)   $  0.05
   Diluted                                 (0.35)      0.04     (0.27)      0.05

Dividend per share                       $  0.04    $  0.03   $  0.07    $  0.06

Balance Sheet Data                        September 30, 2008    March 31, 2008
------------------                        ------------------    --------------
Total assets                                $    541,463        $    518,179
Total loans, net                                 389,109             371,769
Allowance for loan losses                          4,228               4,046
Total deposits                                   394,587             370,312
Repurchase agreements                             10,401               8,555
FHLB advances                                     63,657              61,928
Total equity                                      64,580              68,737
Book value per share(1)                            11.45               11.96
Tangible book value per share(2)                    8.42                8.94

Key Ratios                             Three Months Ended      Six Months Ended
                                          September 30,          September 30,
                                        ----------------       ----------------
                                        2008        2007       2008        2007
                                        ----        ----       ----        ----
Return on average assets               (1.48)%      0.21%     (0.58)%      0.16%
Return on average equity              (11.76)%      1.35%     (4.53)%      0.91%
Net interest margin                     3.38%       3.59%      3.40%       3.63%


(1) Calculation excludes unallocated ESOP shares and unvested incentive stock grants. Including these shares in the calculation causes book value per share to decrease to $10.80 and $11.27 at September 30, 2008 and March 31, 2008, respectively.

(2) Calculation excludes unallocated ESOP shares and unvested incentive stock grants. Including these shares in the calculation causes book value per share to decrease to $7.94 and $8.42 at September 30, 2008 and March 31, 2008, respectively.


                                       ###